Exhibit 99.1

BIOHAVEN’S NURTEC™ ODT (RIMEGEPANT) RECEIVES FDA APPROVAL FOR THE ACUTE TREATMENT OF MIGRAINE IN ADULTS

– First and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a fast-acting orally disintegrating tablet (ODT)

– A single oral dose of NURTEC ODT 75 mg can provide fast pain relief and return patients to normal function within one hour, and deliver sustained efficacy that lasts up to 48 hours for many patients

– 86 percent of patients treated with a single dose of NURTEC ODT did not use a migraine rescue medication within 24 hours

– Biohaven to host investor conference call on Friday, February 28, 2020 at 8:00 am ET

NEW HAVEN, Conn., February 27, 2020 -- Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN) today announced that the U.S. Food and Drug Administration (FDA) has approved NURTEC™ ODT (rimegepant) for the acute treatment of migraine in adults. NURTEC ODT is the first FDA-approved product for Biohaven, a company dedicated to advancing innovative therapies for neurological diseases.

A single quick-dissolving tablet of NURTEC ODT can provide fast pain relief and return patients to normal function within one hour, and deliver sustained efficacy that lasts up to 48 hours for many patients. NURTEC ODT disperses almost instantly in a person’s mouth without the need for water, offering people with migraine a convenient, discreet way to take their medication anytime and anywhere they need it. NURTEC ODT is not indicated for the preventive treatment of migraine. Biohaven expects topline results from its prevention of migraine trial later this quarter.

Vlad Coric, M.D., CEO of Biohaven commented, “The FDA approval of NURTEC ODT marks an important milestone for the migraine community and a transformative event for Biohaven. Millions of people suffering from migraine are often not satisfied with their current acute treatment, at times having to make significant tradeoffs because of troublesome side effects and reduced ability to function. NURTEC ODT is an important new oral acute treatment for migraine that offers patients the potential to quickly reduce and eliminate pain and get back to their lives.” Dr. Coric added, “We believe NURTEC ODT will be the first of many innovative Biohaven medicines to become available to treat devastating neurological diseases, a therapeutic category many other companies have abandoned. We are dedicated to helping patients with these conditions, who often have limited or no treatment options, live better, more productive lives.”

NURTEC ODT, with its novel quick-dissolve oral tablet formulation, works by blocking CGRP receptors, treating a root cause of migraine. NURTEC ODT is not an opioid or narcotic, does not have addiction potential and is not scheduled as a controlled substance by the U.S. Drug Enforcement Administration.

NURTEC ODT may offer an alternative treatment option, particularly for patients who experience inadequate efficacy, poor tolerability, or have a contraindication to currently available therapies. More than 3,100 patients have been treated with rimegepant with more than 113,000 doses administered in clinical trials, including a one-year long-term safety study. In the pivotal Phase 3 trial, NURTEC ODT was generally well tolerated; the most common adverse reaction was nausea (2%) in patients who received NURTEC ODT compared to 0.4% of patients who received placebo.

Mary Franklin, Executive Director of the National Headache Foundation commented, “Everyone knows someone living with migraine, yet it remains an invisible disease that is often overlooked and misunderstood. Almost all people with migraine need an acute treatment to stop a migraine attack as it occurs, which can happen without warning. The approval of NURTEC ODT is exciting for people with migraine as it provides a new treatment option to help people regain control of their attacks and their lives.”

Peter Goadsby, M.D., Ph.D., Professor of Neurology and Director of the King's Clinical Research Facility, King's College Hospital commented, “I see many patients in my practice whose lives are disrupted by migraine, afraid to go about everyday life in case of a migraine attack. Many feel unsure if their acute treatment will work and if they can manage the side effects. With the FDA approval of NURTEC ODT, there is renewed hope for people living with migraine that they can get back to living their lives without fear of the next attack.”

The FDA approval of NURTEC ODT is based on results from the pivotal Phase 3 clinical trial (Study 303) and the long-term, open-label safety study (Study 201). In the Phase 3 trial, NURTEC ODT achieved statistical significance on the regulatory co-primary endpoints of pain freedom and freedom from most bothersome symptom (MBS) at two hours post dose compared to placebo. NURTEC ODT also demonstrated statistical superiority at one hour for pain relief (reduction of moderate or severe pain to no pain or mild pain) and return to normal function. The benefits of pain freedom, pain relief, return to normal function and freedom from MBS were sustained up to 48 hours for many patients. Importantly, these benefits were seen with only a single dose of NURTEC ODT. Eighty-six percent of patients treated with NURTEC ODT did not require rescue medication (e.g. NSAIDS, acetaminophen) within 24 hours post dose. The long-term safety study assessed the safety and tolerability of rimegepant with multiple doses used over up to one year. The study evaluated 1,798 patients, who used rimegepant 75 mg as needed to treat migraine attacks, up to one dose per day. The study included 1,131 patients who were exposed to rimegepant for at least six months, and 863 who were exposed for at least one year, all of whom treated an average of at least two migraine attacks per month. The safety of treating more than 15 migraines in a 30-day period has not been established.

NURTEC ODT is contraindicated in patients with a history of hypersensitivity to rimegepant, NURTEC ODT, or to any of its components. Hypersensitivity reactions with dyspnea and severe rash, including delayed serious hypersensitivity days after administration, occurred in less than 1% of subjects taking NURTEC ODT in clinical studies.

Biohaven Conference Call Information

Biohaven is hosting a conference call and webcast on Friday, February 28, 2020, at 8:00 a.m. ET.  Participants are invited to join the conference by dialing 877-407-9120 (toll-free) or 412-902-1009 (international). To access the audio webcast with slides, please visit the "Events & Presentations" page in the Investors section of the Company's website.

Biohaven’s Commitment to Patient Access

Biohaven is committed to supporting the migraine community by eliminating barriers to medication access. The company has launched a patient support program. For more information and to enroll, please call 1-833-4-NURTEC or visit www.nurtec.com.

NURTEC ODT will be available in pharmacies in early March 2020 in packs of eight tablets. Each eight tablet pack covers treatment of eight migraine attacks with one dose, as needed, up to once daily. Sample packs containing two tablets will also be made available to healthcare providers. Patients with migraine should discuss with their primary care provider or neurologist whether NURTEC ODT is appropriate for them.

About NURTEC ODT

NURTEC™ ODT (rimegepant) is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a quick-dissolve ODT formulation that is approved by the U.S. Food and Drug Administration (FDA) for the acute treatment of migraine in adults. The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. NURTEC ODT is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. The recommended dose of NURTEC ODT is 75 mg, taken as needed, up to once daily. For more information about NURTEC ODT, visit www.nurtec.com.

About Migraine

Nearly 40 million people in the U.S. suffer from migraine and the World Health Organization classifies migraine as one of the 10 most disabling medical illnesses. Migraine is characterized by debilitating attacks lasting four to 72 hours with multiple symptoms, including pulsating headaches of moderate to severe pain intensity that can be associated with nausea or vomiting, and/or sensitivity to sound (phonophobia) and sensitivity to light (photophobia). There is a significant unmet need for new acute treatments as more than 90 percent of migraine sufferers are unable to work or function normally during an attack.

About CGRP Receptor Antagonism

Small molecule CGRP receptor antagonists represent a novel class of drugs for the treatment of migraine. This unique mode of action potentially offers an alternative to current agents, particularly for patients who have contraindications to the use of triptans, or who have a poor response to triptans or are intolerant to them.

What is NURTEC ODT?

NURTEC™ ODT (rimegepant) is indicated for the acute treatment of migraine with or without aura in adults.

Limitations of Use

NURTEC ODT is not indicated for the preventive treatment of migraine.

Important Safety Information

Contraindications: Hypersensitivity to NURTEC ODT or any of its components.

Warnings and Precautions: If a serious hypersensitivity reaction occurs, discontinue NURTEC ODT and initiate appropriate therapy. Serious hypersensitivity reactions have included dyspnea and rash, and can occur days after administration.

Adverse Reactions: The most common adverse reaction was nausea (2% in patients who received NURTEC ODT compared to 0.4% in patients who received placebo). Hypersensitivity, including dyspnea and rash, occurred in less than 1% of patients treated with NURTEC ODT.

Drug Interactions: Avoid concomitant administration of NURTEC ODT with strong inhibitors of CYP3A4, strong or moderate inducers of CYP3A or inhibitors of P-gp or BCRP. Avoid another dose of NURTEC ODT within 48 hours when it is administered with moderate inhibitors of CYP3A4.

Use in Specific Populations:

1.	Pregnant/breast feeding: It is not known if NURTEC ODT can harm an unborn baby or if it passes into breast milk.
2.	Hepatic impairment: Avoid use of NURTEC ODT in persons with severe hepatic impairment.
3.	Renal impairment: Avoid use in patients with end-stage renal disease.

Please click here for full Prescribing information.

You are encouraged to report side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088 or report side effects to Biohaven at 1-833-4Nurtec.

Please click here for full Prescribing information and Patient Information.

About Biohaven

Biohaven is a biopharmaceutical company focused on the development and commercialization of innovative best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases. Biohaven’s neuroinnovation portfolio includes FDA-approved NURTEC™ ODT (rimegepant) for the acute treatment of migraine and a broad pipeline of late-stage product candidates across three distinct mechanistic platforms: calcitonin gene-related peptide (CGRP) receptor antagonism for the acute and preventive treatment of migraine; glutamate modulation for obsessive-compulsive disorder, Alzheimer’s disease, and spinocerebellar ataxia; and myeloperoxidase (MPO) inhibition for multiple system atrophy and amyotrophic lateral sclerosis. For more information, visit www.biohavenpharma.com.

Forward Looking Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "believe", "continue", "may", "on track", "expects" and "will" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company's management about NURTEC ODT as an acute treatment for patients with migraine. Forward-looking statements include those related to: the Company's ability to effectively commercialize NURTEC ODT, delays or problems in the supply or manufacture of NURTEC ODT, complying with applicable U.S. regulatory requirements, the expected timing, commencement and outcomes of the Company's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, the potential commercialization of the Company's product candidates, the potential for the Company's product candidates to be first in class or best in class therapies and the effectiveness and safety of the Company's product candidates. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2020. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Biohaven Contact
Dr. Vlad Coric
Chief Executive Officer
Vlad.Coric@biohavenpharma.com

Media Contact
Mike Beyer, Sam Brown Inc.
(312) 961-2502
mikebeyer@sambrown.com

NURTEC is a trademark of Biohaven Pharmaceutical Holding Company Ltd.
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